EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2004 relating to the financial statements and financial statement schedules of Allegheny Energy, Inc., which appears in Allegheny Energy Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated November 5, 2003 relating to the financial statements, which appears in the Annual Report of Allegheny Energy Employee Stock Ownership and Savings Plan on Form 11-K for the year ended December 29, 2002.


PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 16, 2004